Exhibit 99.1



For Immediate Release                      Contact: Lauri Sanders
February 25, 2003                                   708/531-6895 (office)
                                                    773/406-3030 (cell)
                                                    LAURI.SANDERS@ALBERTSONS.COM




                    JUDGE DISMISSES MILK CLASS ACTION LAWSUIT
                    Finds Jewel's Pricing Actions Competitive



     (CHICAGO, IL) Jewel-Osco, an Albertsons Co.(NYSE:ABS), today announced the dismissal of the consumer class action lawsuit alleging that Jewel and Dominick's had conspired to fix the price of milk sold in their stores. Circuit Court Judge John Morrissey in his ruling stated that the plaintiffs had failed to prove their allegation of a price fixing agreement, finding instead that Jewel and Dominick's were "competitors, not conspirators."

     Pete Van Helden, President of Jewel-Osco commenting on the Court's decision said, "this ruling reaffirms our high ethical standards and sound business practices. In the wake of this lawsuit, we pledge to continue to provide our customers with the quality, service and commitment that have become our hallmark for the past 100 years."

     After a thorough examination of the Plaintiffs' case Judge Morrissey dismissed the price fixing lawsuit. The Judge found, "no facts directly demonstrating conspiracy or liability."

     Jewel-Osco is the only Midwest retailer operating both combination food and drug stores and freestanding drug stores. Of the retailer's 286 locations, 204 are combination Jewel-Osco stores and 82 are freestanding Osco Drug stores. Jewel Express Fuel Centers are located at 18 Jewel-Osco locations. Jewel-Osco is the Midwest Division of Albertson's Inc., which is headquartered in Boise, Idaho. Albertson's is one of the world's largest food-drug chains and currently operates approximately 2,300 stores in 31 states.

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